Exhibit 99.1

Press Release

Contact: Elizabeth Goode

Director Corporate Development

3D Systems Corporation

26081 Avenue Hall • Valencia CA 91355

Phone: 661-295-5600 • Fax: 661-554-0109

Email: GoodeE@3dsystems.com

www.3dsystems.com • NASDAQ: TDSC

3D Systems Reports Record Third-Quarter Revenue

VALENCIA, California, November 3, 2005:   3D Systems Corporation (Nasdaq: TDSC), a leading provider of rapid 3-D printing, prototyping and manufacturing solutions, announced today that revenue increased 9% in the third quarter of 2005 and 10% in the first nine months of 2005 compared to the corresponding 2004 periods.

“Revenue growth in the third quarter of 2005 continues to reflect the strong underlying trends we mentioned in previous quarters as we move forward with the transformation of our business model, product mix and product portfolio with increasingly positive  traction,” said Abe Reichental, 3D Systems’ president and chief executive officer.

Revenue from systems and other products increased by more than 10% in both the third quarter and first nine months of 2005 compared with the prior-year periods.  These increases reflected continuing strong unit demand from large-frame systems, further fueled by the introduction of new-generation selective laser sintering and stereolithography rapid manufacturing systems and a favorable price/mix effect.

Revenue from engineered materials and composites increased by over 20% in both the third quarter and first nine months, primarily reflecting strong unit growth from VisiJet® 3-D printing materials, newly introduced SLA® and SLS® plastic materials and the company’s success in attracting additional customers to its growing portfolio of engineered materials and composites.

Revenue from services declined by approximately 6% and 1% in the third quarter and first nine months, respectively, primarily due to lower revenue from customer training, maintenance and upgrade services, reflecting a deliberate shift in the company’s marketing strategy to de-emphasize its ongoing support of certain legacy systems.

Revenue By Class of Product and Service

($ in millions)

	Third Quarter			First Nine Months
Product or Service	2005	2004	% Change	2005	2004	% Change
Systems and other products	$12.1	$10.9	11%	$34.1	$30.6	11%
Materials	$10.9	$8.8	23%	$31.9	$26.4	21%
Services	$9.3	$9.9	(6)%	$29.6	$30.0	(1)%
Total	$32.3	$29.7	9%	$95.5	$87.1	10%

“While on the surface third-quarter revenue growth is somewhat disappointing, it is worth noting that we ended the third quarter with over $9.8 million of orders for shipments to be made in the fourth quarter and in subsequent periods, primarily for the purchase of systems.  Over $6.4 million of those orders are scheduled for shipment in the fourth quarter of this year, and the balance of them are scheduled to be shipped in 2006.  Given our relatively short lead times for delivery of our systems, we typically end every quarter with little or no backlog.  The substantial backlog of orders at the end of the third quarter is of such magnitude that it gives us confidence that our business model is continuing to gain traction and momentum.

“Notwithstanding our successes to date, the kind of business transformation that we are involved in does not come without corresponding investments and costs of the kind reflected in our third-quarter profitability,” continued Reichental.

With this higher level of revenue and corresponding investments and costs for the third quarter of 2005:

•                  The company reported that operating income declined to $1.5 million in the third quarter from $2.3 million in the third quarter of 2004, primarily reflecting lower margins associated with its service business, higher R&D expenses, and higher SG&A expenses arising primarily from the absence this year of benefits that the company recognized in the 2004 quarter from reductions in various accruals.

•                  The company reported that net income available to common stockholders declined to $0.7 million from $1.7 million in the 2004 quarter, primarily due to its lower operating income.

And for the first nine months of 2005:

•                  The company reported a fourfold increase in operating income to $4.8 million from $1.2 million in the 2004 period.

•                  The company reported that net income available to common stockholders grew to $2.4 million, a $4.4 million improvement over the company’s $2.0 million loss in the 2004 period, primarily due to its higher operating income.

Foreign currency translation had a slightly unfavorable effect on consolidated revenue for the 2005 quarter and a 1.1% favorable impact on revenue for the first nine months.

“Our newly introduced state-of-the-art rapid manufacturing systems, our initiatives to increase recurring revenue from materials and composites, continuing growth in our InVision™ 3-D printing installed base and the 2004 restructuring of our U.S. sales organization all contributed to the higher level of revenue in the third quarter,” added Reichental.

“Sales of new products introduced within the last two years grew to almost 28% of total revenue in the quarter and over 23% of total revenue in the first nine months of the year, validating our accelerated product mix transformation and the investments in R&D and other related field support activities that we have made during the past two years,” continued Reichental.

The company experienced strong revenue growth from its operations in the U.S., which rose almost 28% in the third quarter and 17% in the first nine months of 2005 as the company realized the benefits of the 2004 restructuring and realignment of its U.S. sales organization.  Revenue from European operations increased only modestly in the first nine months because of unfavorable economic conditions in several European countries and reflected a slight increase for the quarter.  Although revenue from Asia-Pacific operations in the first nine months was almost 8% ahead of last year’s period, it decreased by 14% in the third quarter compared to 2004 levels, reflecting the lumpy effect that large-frame systems’ sales can have on parts of our business in a given reporting period.

Operating Highlights

Third Quarter and First Nine Months of 2005

($ in millions except for per share amounts)

	Third Quarter			First Nine Months
Operating Highlights	2005	2004	% Change	2005	2004	% Change
Revenue	$32.3	$29.7	9%	$95.5	$87.1	10%
Gross profit	$14.9	$14.1	6%	$42.2	$38.4	10%
% of Revenue	46%	47%		44%	44%
Operating expenses	$13.4	$11.7	14%	$37.4	$37.2	1%
% of Revenue	41%	40%		39%	43%
Operating income	$1.5	$2.3	(37)%	$4.8	$1.2	291%
% of Revenue	5%	8%		5%	1%
Net income (loss) to common stockholders	$0.7	$1.7	(56)%	$2.4	$(2.0)
% of Revenue	2%	6%		2%	(2)%	NM
Diluted income (loss) per share to common stockholders	$0.05	$0.12	(58)%	$0.15	$(0.16)	NM
Unrestricted cash	$26.0	$19.9	31%	$26.0	$19.9	31%
Depreciation and amortization	$1.6	$1.8	(13)%	$4.7	$5.2	(9)%
% of Revenue	5%	6%		5%	6%

NM=not meaningful

Gross profit increased by 6% to $14.9 million for the 2005 quarter and by 10% to $42.2 million in the first nine months of 2005.  Gross profit margin declined by 1.5 percentage points in the third quarter compared to last year’s quarter reflecting primarily the effect of our shift in service strategy but increased by a modest amount in the first nine months of 2005 compared to the 2004 period.

Product cost of sales continued to benefit from outsourcing activities but was adversely impacted during the nine-month period by the unfavorable effect of foreign currency transaction items and higher warranty costs.  Service cost of sales was adversely affected by increased spending for field service and training activities associated with the significant number of new product introductions and a special compensation-related charge.

Gross Profit Margins

($ in millions)

	Third Quarter			First Nine Months
	2005	2004	% Change	2005	2004	% Change
Products	$12.1	$9.9	22%	$32.5	$27.0	20%
% Revenue	53%	50%		49%	47%
Services	$2.8	$4.1	(34)%	$9.7	$11.4	(14)%
% Revenue	30%	42%		33%	38%
Total	$14.9	$14.1	6%	$42.2	$38.4	10%
% Revenue	46%	47%		44%	44%

Total operating costs increased by 1.8 percentage points to 41% of revenue in the third quarter but declined by 3.6 percentage points to 39% of revenue in the first nine months of 2005 compared to the corresponding period of 2004.

Selling, general and administrative expenses increased $1.2 million in the third quarter primarily due to the absence in the 2005 period of the benefit in 2004 of reductions in certain accruals.  The $0.4 million decrease during the first nine months arose predominantly from lower legal fees.

Strategic and tactical R&D expenditures increased to $3.4 million in the third quarter of 2005 from $2.6 million in 2004, and increased by $1.1 million for the first nine months of 2005.  In both periods, these costs related to activity with selected R&D projects and R&D costs associated with new products.  The company expects R&D expenditures to be in the range of 7.5% to 8.5% of total revenue for the full year 2005.

“We believe that we are benefiting increasingly from our strategic initiatives, and it is worth noting that on a year-to-date basis we are achieving far greater results from comparable expenditures,” continued Reichental.  “We are very pleased with the positive and enthusiastic reception we experienced from early adopters of our new Sinterstation® Pro and Viper™ Pro systems and with the continued strong top-line growth in the third quarter from our rapid manufacturing and 3-D printing initiatives, validating our ongoing investments in R&D and other related field service operations.  We believe that the continued strong growth of our materials’ revenue justifies the cost of our investment in previous quarters in connection with marketing campaigns to attract additional customers to our new and differentiated value proposition,” said Reichental.

Despite investments of $9.5 million during the quarter in inventory, progress payments to contract manufacturers and R&D associated with new product roll-out and development, cash and cash equivalents declined only $2.1 million during the quarter to $26.0 million at September 30, 2005.  Accounts receivable days’ sales outstanding increased by less than one day compared to 2004’s third-quarter.

“We are very fortunate to have the resources that enable us to make substantial investments to enhance our overall business model, further optimize our cost structure and continue to improve our customer’s overall satisfaction and bottom line.

“In keeping with our objectives, we are announcing separately today that we are embarking on a program to move to a new headquarters and R&D facility that will combine our Valencia, California and Grand Junction, Colorado facilities.  This program should enable us to effect cost savings, gain further efficiencies and enhance customer responsiveness.  We are also currently devoting significant resources to converting our global information technology systems to an Oracle-based ERP system.  We expect this system to be implemented during the first and second quarters of 2006.  And we are continuing with substantial R&D spending for new systems and new engineered materials and composites,” concluded Reichental.

3D Systems will discuss its operating results for the third quarter and first nine months of 2005, as well as its relocation plans, on a conference call and audio web cast to be held at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today.  Details are set forth below.

Third-quarter business highlights:

•                  Announced the availability of Viper™ Pro SLA® system, an advanced, flexible, high-capacity stereolithography manufacturing system.  The modular Viper Pro SLA system enables customers to mass customize and produce high-quality, end-use parts, patterns, wind tunnel models, fixtures and tools consistently and economically.  The modular system is available in three configurations, including a “dual vat” configuration, that enables customers to build parts from different materials simultaneously, and a single, extra-large vat configuration, that enables customers to build parts as large as 1.5 meters.

•                  Announced a company-wide campaign to raise disaster relief funds for victims of Hurricane Katrina.

•                  Announced that a major Japanese automaker purchased a Sinterstation® Pro SLS® system, model 230, to create fully functional parts and assemblies to test and incorporate into concept vehicles.

•                  Settled pending patent litigation with Objet Geometries, Ltd. on a favorable basis that is not material to 3D Systems.  Under the terms of the settlement, 3D Systems and Objet waived all claims for damages with respect to the pending litigation.  Both companies licensed various patents relating to 3-D printing to each other.

•                  Announced the purchase of a Sinterstation® Pro SLS® system, model 230, by Butler Tool & Design.

Conference Call and Webcast Details

Subject:	Third-quarter and nine-month 2005 financial results and relocation plans
Date:	November 3, 2005
Time:	8:00 a.m. PST (11:00 a.m. EST)
Access:

To access the conference call, dial 877-791-4796 (or 706-679-6014 from outside the United States). The conference call will be webcast live on 3D Systems’ web site at www.3dsystems.com under the Investor Relations’ section. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software.

A recording will be available two hours after completion of the call for seven days. To access the recording, dial 800-642-1687 (or 706-645-9291 from outside the United States) and enter 9428384, the conference call ID number. The recorded webcast will also be available at www.3dsystems.com.

3D Systems’ complete suite of customer solutions includes:

•                  3-D Printing systems, which accept digital input from a three-dimensional CAD station, convert the digital file one horizontal slice at a time.  The standard (SR) and high-resolution (HR) printers jet hot-melted plastic material in an additive layer-by-layer build-up to create a solid part.  The LD unit uses layered deposition (LD) technology to build complex geometrical shapes one slice thickness at a time.  3-D Printers enable designers, engineers, architects and marketers to communicate their concepts frequently, and to substantially reduce the time it takes to bring new products to market.

•                  Stereolithography or SLA® systems convert proprietary materials and composites into solid cross-sections, layer by layer, until the desired parts are built. SLA® systems are capable of making multiple parts of different geometries and shapes at the same time and are designed to produce prototypes, patterns or end-use parts that have a wide range of sizes and shapes.

•                  Selective Laser Sintering or SLS® systems use heat to melt and fuse, or sinter, powdered materials into solid cross-sections, layer by layer, until the desired parts are complete.  SLS® systems can create parts from a variety of plastic and metal materials and composites and are capable of processing multiple parts within the same build cycle.

•                  Engineered materials and composites that the company blends and markets under a variety of brand names for use in all of the company’s systems to produce high-quality models, prototypes and parts.  Stereolithography materials are marketed under the Accura® brand, selective laser sintering materials under the DuraForm®, LaserForm™ and CastForm™ brands, and 3-D printing materials under the VisiJet® brand. The company also distributes additional materials and composites that are manufactured by DSM Somos® and Dreve in order to enhance the portfolio of solutions available from the company.

•                  Software for proprietary part preparation for use on personal computers and engineering workstations.  These proprietary software packages generate the information required by the company’s SLS®, SLA® and 3-D printing systems to create three-dimensional models and parts.

•                  Services that the company provides include a suite of comprehensive customer services and local field support that are provided on a worldwide basis for all of the company’s systems.  Such services and support include extended system warranties, an extensive menu of annual service agreement options, and a wide variety of software and hardware upgrades and performance enhancement packages for legacy systems.

Broad Applications and End-Uses:

•                  3-D Printing system solutions are used for concept-modeling and three-dimensional printing applications. 3-D printed parts are used primarily for visualizing and communicating mechanical design applications.  They are also used for other applications including supply-chain management, architecture, art, surgical modeling, marketing and entertainment.

•                  Rapid prototyping system solutions are used for rapid prototyping applications, including the generation of product concept models, functional prototypes and master-casting and tooling patterns that are often used as an efficient, cost-effective means of evaluating product designs.

•                  Rapid manufacturing system solutions are used for rapid manufacturing applications to manufacture end-use parts, jigs, fixtures, tools and patterns directly from a digital image.  The company’s rapid manufacturing customers produce end-use parts without the need for expensive tooling or molds and without lengthy set-ups, resulting in significant savings, flexibility and mass customization capabilities.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements in the future tenses or that include the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business.  Forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of results of operations and financial condition, which appear in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions.  Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.  These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or by phoning 888-337-9786, ext. 2882 (or 661-295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com.

### ## ###

3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Operations

Three Months and Nine Months Ended September 30, 2005 and September 30, 2004

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Revenue:
Products	$23,005	$19,730	$65,908	$57,072
Services	9,319	9,921	29,617	29,987
Total revenue	32,324	29,651	95,525	87,059

Cost of sales:
Products	10,909	9,820	33,438	30,045
Services	6,562	5,774	19,884	18,620
Total cost of sales	17,471	15,594	53,322	48,665
Gross profit	14,853	14,057	42,203	38,394

Operating expenses:
Selling, general and administrative	9,917	8,751	28,513	28,883
Research and development	3,429	2,613	8,805	7,754
Severance and restructuring	42	380	49	521
Total operating expenses	13,388	11,744	37,367	37,158

Income from operations	1,465	2,313	4,836	1,236
Interest and other expense, net	204	418	734	1,399

Income (loss) before provision for income taxes	1,261	1,895	4,102	(163)
Provision (benefit) for income taxes	100	(231)	447	752
Net income (loss)	1,161	2,126	3,655	(915)
Preferred stock dividends	412	413	1,268	1,123
Net income (loss) available to common stockholders	$749	$1,713	$2,387	$(2,038)

Shares used to calculate basic net income (loss) available to common stockholders per share (1)	15,146	13,249	14,838	13,116

Basic net income (loss) available to common stockholders per share (1)	$0.05	$0.13	$0.16	$(0.16)

Shares used to calculate fully diluted net income (loss) available to common stockholders per share (1)	16,222	14,098	15,979	13,116

Diluted net income (loss) available to common stockholders per share (1)	$0.05	$0.12	$0.15	$(0.16)

(1)         See Schedule 1 for the calculation of basic and diluted net income (loss) available to common stockholders per share.

3D SYSTEMS CORPORATION

Condensed Consolidated Balance Sheets

September 30, 2005 and December 31, 2004

(in thousands)

	September 30, 2005 (Unaudited)	December 31, 2004 (2)

ASSETS

Current assets:
Cash and cash equivalents	$25,991	$26,276
Accounts receivable, net	21,631	22,209
Inventories, net	13,417	9,512
Prepaid expenses and other current assets	10,195	5,507
Total current assets	71,234	63,504

Property and equipment, net	10,449	9,500
Goodwill	44,790	45,135
Intangible assets, net	9,201	10,808
Restricted cash	1,200	1,200
Other assets, net	852	1,349
	$137,726	$131,496

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$200	$180
Accounts payable	7,866	6,937
Accrued liabilities	9,996	13,447
Customer deposits	2,040	819
Deferred revenue	12,008	13,797
Total current liabilities	32,110	35,180

Long-term debt, less current portion	3,545	3,745
Convertible subordinated debentures	22,604	22,704
Other liabilities	1,018	1,607
Total liabilities	59,277	63,236

Series B convertible redeemable preferred stock	15,226	15,196

Stockholders’ equity:
Common stock, authorized 60,000 shares, issued and outstanding 15,284 (2005) and 14,490 (2004)	15	14
Additional paid-in capital	107,041	97,859
Deferred compensation	(1,647)	(45)
Treasury stock, at cost	(71)	(68)
Accumulated deficit in earnings	(41,226)	(44,881)
Accumulated other comprehensive income (loss)	(889)	185
Total stockholders’ equity	63,223	53,064
	$137,726	$131,496

(2)         The condensed balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but omits certain of the information required by generally accepted accounting principles for complete financial statements.

3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2005 and September 30, 2004

(in thousands)

	Nine Months Ended September 30,
	2005	2004
	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$3,655	$(915)
Adjustments to reconcile net income (loss) to net cash used in operating activities :
Depreciation and amortization	4,715	5,178
Bad debt provision	16	10
Stock-based compensation expense	699	356
Payment of interest on employee note with stock	—	(4)
(Gain) loss on disposition of property and equipment	(54)	141
Changes in operating accounts:
Accounts receivable	(909)	2,944
Inventories, net	(5,909)	(4,975)
Prepaid expenses and other current assets	(4,534)	(1,620)
Other assets	229	140
Accounts payable	1,044	455
Accrued liabilities	(2,599)	(2,263)
Customer deposits	1,228	(16)
Deferred revenue	(1,131)	(2,534)
Other liabilities	(460)	(821)
Net cash used in operating activities	(4,010)	(3,924)

Cash flows from investing activities:
Purchase of property and equipment	(1,873)	(314)
Proceeds from sale of property and equipment	98	—
Additions to licenses and patents	(504)	(269)
Software development costs	(635)	(62)
Payment of accumulated earnings to OptoForm minority owner	—	(49)
Net cash used in investing activities	(2,914)	(694)

Cash flows from financing activities:
Stock option, stock purchase plan and restricted stock proceeds	8,020	2,951
Repayment of long-term debt	(180)	(165)
Payments under obligation to former 3D Systems S.A. stockholders	(585)	(625)
Payment of preferred stock dividends	(785)	(632)
Stock registration costs	(211)	(388)
Payment of accrued liquidated damages	(36)	(433)
Net cash provided by financing activities	6,223	708
Effect of exchange rate changes on cash	416	(190)
Net decrease in cash and cash equivalents	(285)	(4,100)
Cash and cash equivalents at the beginning of the period	26,276	23,954
Cash and cash equivalents at the end of the period	$25,991	$19,854

Selected Supplemental Cash Flow Information:
Interest payments	$762	$1,274
Income tax payments	1,296	1,178
Non-cash items:
Conversion of 6% convertible subordinated debentures	$100	$—
Conversion of convertible preferred stock	26	44
Accrued dividends on preferred stock	1,211	1,123
Accrued liquidated damages	—	393
Transfer of equipment from inventory to property and equipment, net	2,066	1,653
Transfer of equipment to inventory from property and equipment, net	586	558

Schedule 1

The following is a reconciliation of the numerator and denominator of the basic and diluted net income (loss) available to common stockholders per share computations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Basic net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$749	$1,713	$2,387	$(2,038)
Denominator:
Weighted average common shares outstanding	15,146	13,249	14,838	13,116
Basic net income (loss) available to common stockholders, per share	$0.05	$0.13	$0.16	$(0.16)

Diluted net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$749	$1,713	$2,387	$(2,038)
Add: Preferred stock dividend	—	—	—	—
Add: Interest on 6% convertible subordinated debentures	—	—	—	—
Add: Interest on 7% convertible subordinated debentures (a)	—	—	—	—
Diluted net income (loss) available to common stockholders, per share	$749	$1,713	$2,387	$(2,038)

Denominator:
Weighted average common shares outstanding	15,146	13,249	14,838	13,116
Add: Effect of assumed exercise of options and vesting of restricted stock	1,076	849	1,141	—
Add: Effect of assumed conversion of 6% subordinated convertible debentures	—	—	—	—
Add: Effect of assumed conversion of 7% subordinated convertible debentures (a)	—	—	—	—
Add: Effect of assumed conversion of preferred stock	—	—	—	—
Diluted weighted average common shares outstanding	16,222	14,098	15,979	13,116
Diluted net income (loss) per common share	$0.05	$0.12	$0.15	$(0.16)

(a)          All outstanding 7% convertible subordinated debentures had been converted into Common Stock as of December 31, 2004.

For the three months and nine months ended September 30, 2005, shares of common stock issuable upon the conversion of outstanding convertible preferred stock and convertible subordinated debentures were excluded from the calculation of diluted net income per share because their effects would have been anti-dilutive; that is, they would have increased net income per share.  Weighted average shares outstanding for the quarterly and year-to-date periods used to calculate diluted net income per share include the effect of the assumed exercise of 1,753 and 1,978, respectively, of in-the-money stock options outstanding throughout each respective period together with the dilutive effect of those in-the-money stock options that were canceled or exercised in each period, prorated for the period of time they remained outstanding.  Pursuant to the treasury-stock method, the assumed exercise of these options resulted in the inclusion of a net 1,076 and 1,141 diluted shares of common stock, respectively.

At September 30, 2005, there were 4,887 potentially dilutive securities that were not included in the diluted calculation comprised of 50 out-of-the-money stock options, 2,617 shares issuable upon conversion of preferred stock and 2,220 shares issuable upon conversion of the 6% convertible subordinated debentures.

For the three and nine months ended September 30, 2004, shares of common stock issuable upon the conversion of convertible preferred stock and convertible subordinated debentures were excluded from the calculation of diluted net income (loss) per share because their effects would have been anti-dilutive; that is, they would have increased net income per share or reduced net loss per share available to common stockholders.   In-the-money stock options were included for the three months ended September 30, 2004, but were excluded for the nine-month period then ended.